EXHIBIT 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585 william.adler@readersdigest.com Investor Relations: Richard Clark, (914) 244-5425 richard.clark@readersdigest.com




                 READER'S DIGEST ANNOUNCES FISCAL 2001 EARNINGS


PLEASANTVILLE, N.Y., August 14, 2001 - The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced Fiscal 2001 adjusted earnings of $1.60 per share, down 1 percent versus Fiscal 2000 adjusted earnings of $1.62 per share. Segment operating profit decreased 4 percent in Fiscal 2001, to $247 million. On a reported basis, Fiscal 2001 earnings of $1.26 per share were down 6 percent versus Fiscal 2000 earnings of $1.34 per share. Revenue for Fiscal 2001 was $2.52 billion, up 1 percent over the previous year, or up 6 percent excluding the adverse effects of foreign-currency translation.
      Fourth-quarter Fiscal 2001 revenue was $544 million, down 3 percent from $560 million in the year-ago quarter, or up 1 percent exchange-adjusted. Segment operating profit declined to $6 million, from $32 million. Fourth-quarter adjusted earnings were $0.05 per share, versus $0.21 the prior-year quarter, consistent with company guidance issued on July 25. The reported loss was $0.22 per share, versus earnings of $0.16 per share in the prior-year quarter.
      Reported fourth-quarter Fiscal 2001 results include charges of $60 million, or $0.27 per share. Of this amount, $23 million was for severance related to the company's global re-engineering programs and the restructuring of Books and Home Entertainment (BHE) in the United States. The remainder was for impairment write-downs for investments in BrandDirect Marketing, Schoolpop, WebMD, Walking magazine and e-finet.com.
      After a strong first half, many of the company's core businesses in the United States incurred sharp reversals in the third and fourth quarters. The downturn was driven by changes to sweepstakes promotions related to the multi-state Attorneys General agreement and other contributing factors, including the soft U.S. economy, weakness in the direct-mail industry, lower responses to certain products and lower magazine advertising volume. The declines were partly offset by strong performances in the company's International Businesses.
      For Fiscal 2001, revenue increased due to higher sales for (1) QSP, Inc. products, (2) almost all BHE products marketed outside the United States, and
(3) Books Are Fun, which had its first full year of results with the company since being acquired. In international markets, revenue growth was primarily driven by series and general books products. Revenue increases were largely offset by lower sales of single-sales products, notably general books and videos in the United States, lower advertising at the U.S. Special Interest magazines, and the sale of American Health magazine in Fiscal 2000.
      The decline in operating profit in Fiscal 2001 was mainly due to the company's weak performance in the United States. This was partly offset by increased operating profit in many international markets, driven mainly by higher sales of BHE products, as well as by increased profits from QSP products. The foreign-currency translation had a significant impact on operating profit overseas. New Business Development had a sharply reduced loss in Fiscal 2001, principally because of lower promotional and overhead costs for Gifts.com, Inc.
      For the fourth quarter, Fiscal 2001 revenue was $544 million, down 3 percent versus the Fiscal 2000 quarter, or up 1 percent exchange-adjusted. Revenue was down for U.S. BHE, flat for U.S. Magazines, roughly flat for International Businesses (up 6 percent exchange-adjusted), and up for New Business Development. Segment operating profit was $6 million for the Fiscal 2001 quarter, down from $32 million a year ago. U.S. BHE and U.S. Magazines had operating losses for the current quarter versus operating profits in the prior-year quarter. International Businesses had lower operating profit than the prior-year quarter, primarily due to investment in series expansion. This was partly offset by lower costs for New Business Development and lower expense associated with the company's variable compensation programs.
      At year-end, net borrowings were approximately $134 million, up from $100 million at the close of the third quarter, primarily reflecting the softness in the U.S. business.
       "We have come through two very tough quarters, in which our business was significantly affected by the economy, sweepstakes changes and other factors," said Thomas O. Ryder, Chairman and Chief Executive Officer. "We made several important moves, notably reorganizing our BHE business in the United States and developing promotions that work with the new sweepstakes protocols. We think the first quarter of Fiscal 2002 will be another difficult one. At this point, we expect earnings from operations to be about breakeven, with some difficulty likely to continue into the second quarter. Because of uncertainty in the U.S. economy and some economies outside the United States, we cannot provide long-term visibility at this time."

                                           SUMMARY RESULTS for FISCAL 2001

Millions of dollars, except
earnings per share                           Reconciliation from Reported to          Segment Profit and
                             Reported      Segment Profit & Adjusted Earnings          Adjusted Earnings
                              Results       Other Operating      Investment                     Fiscal '01 vs.
                            Fiscal 2001       Items (A)       Impairments (B)    Fiscal 2001      Fiscal '00

Revenues                     $ 2,518.2             --                 --          $ 2,518.2        $ 33.7
Operating profit             $   229.0        $ (12.6)           $  (5.8)         $   247.4        $ (9.8)
Other (expense) income       $   (41.2)            --            $ (46.1)         $     4.9        $ (5.3)
Net income                   $   132.1        $  (8.6)           $ (27.1)         $   167.8        $ (7.3)
Diluted earnings per share       $1.26         $(0.08)            $(0.26)             $1.60        $(0.02)

      (A) Other operating items includes restructuring charges of $22.7 million primarily for severance ($0.14 per share) and an adjustment to accruals resulting from a favorable state tax settlement of $10.1 million ($0.06 per share).

      (B) Investment Impairments includes intangible asset impairment losses of $5.8 million (recorded in operating profit) related to Walking magazine ($0.03 per share); equity in losses (including amortization and a write-down) associated with BrandDirect Marketing, Inc. of $24.9 million ($0.06 per share); and write-downs of WebMD Corporation for $10.0 million ($0.10 per share), Schoolpop, Inc. for $7.5 million ($0.05 per share), and e-finet.com for $2.9 million ($0.02 per share).

                                               SUMMARY RESULTS for FISCAL 2000
Millions of dollars, except
earnings per share                             Reconciliation from Reported Results        Segment Profit
                             Restated       to Segment Profit and Adjusted Earnings         and Adjusted
                           Results (A)   Other Operating    BrandDirect                       Earnings
                           Fiscal 2000      Items (B)      Marketing (C)    Other (D)       Fiscal 2000

Revenues                    $ 2,484.5           --              --               --           $ 2,484.5
Operating profit            $   253.8        $ (3.4)            --               --           $   257.2
Other (expense) income      $   (19.1)          --          $  (29.1)         $ (0.2)         $    10.2
Net income                  $   144.7        $ (1.2)        $  (29.1)         $ (0.1)         $   175.1
Diluted earnings per share      $1.34        $(0.01)          $(0.27)            --               $1.62


      (A) Restated Results Fiscal 2000 includes reclassifications in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The principal change related to gross versus net presentation of advertising revenues and certain revenues at QSP, Inc.

          The restated results also reflect the recognition of equity in losses of BrandDirect Marketing, Inc. to account for this investment using the equity method.

      (B) Other operating items includes restructuring and asset impairment charges.

      (C) BrandDirect Marketing includes equity in losses of this investment including goodwill amortization.

      (D) Other includes a loss on the sale of certain assets in Italy of $2.7 million ($0.02 per share); a write-off of an investment of $4.0 million ($0.02 per share); and a gain on the sale of American Health magazine of $6.5 million ($0.04 per share).

Income statement information of reported results for Fiscal 2001 and restated results for Fiscal 2000 are attached in Tables 1 and 2.



                            OPERATING SEGMENT RESULTS

      During Fiscal 2001, the Company restructured its management organization and, accordingly, segment results have been restated. The new segments are North America Books and Home Entertainment, International Businesses, U.S. Magazines, and New Business Development. A description of each of the four segments appears on the final page.

                North America Books and Home Entertainment (BHE)

      Revenue for North America BHE in Fiscal 2001 was $719 million, up from $704 million the prior year. Books Are Fun had increased revenue, along with Young Families, reading series, and music series. Revenue was up for virtually all products in the Canadian operations. Revenue declined in the United States, mainly for videos and general books, and to a lesser extent for Select Editions and single-sales music. In the year-to-year comparison, lower revenue for general books in Fiscal 2001 reflected the outstanding response to How To Do Just About Anything On a Computer in Fiscal 2000.

      Operating profit was $71 million, down from $90 million in Fiscal 2000. In the United States, video products, general books and illustrated series all had lower profit, partly offset by increased profit for Young Families. Operating profit was strong for BHE products marketed in Canada, which more than doubled. Books Are Fun had higher sales but lower profit in the comparison of fiscal years, because its first-quarter seasonal loss was included in Fiscal 2001 results, but not in Fiscal 2000, when it was acquired.

      For the fourth quarter, revenue declined to $140 million, from $156 million in Fiscal 2000. The decline principally was caused by lower revenue in the United States for videos, music products and general books. A portion of the U.S. decline was caused by a reduction in mailings in response to the current business environment. Books Are Fun and some BHE products had higher overall revenue. This segment had a loss of $3 million for the quarter, versus a profit of $8 million in Fiscal 2000. Many BHE product lines in the United States were significantly down in operating profit, while Canadian products had increases.

                            International Businesses

      Revenue for International Businesses in Fiscal 2001 was $1.1 billion, down 5 percent from Fiscal 2000, or up 4 percent adjusting for the adverse
effects of foreign-currency translation.    Revenue was higher for virtually
all BHE products sold internationally. The company had higher revenue in a majority of markets in which it operates. About half of the markets had double-digit growth for the year, including Germany, Russia, Asia, Mexico, Brazil, Czech Republic, Switzerland, Spain and Hungary. A significant portion of the growth was for series products in Germany and Eastern Europe. Revenue for general books increased in Russia, Asia, Mexico and the Czech Republic. Revenue for Reader's Digest magazine declined due to weaker advertising sales in many countries and strategic reductions in circulation in the United Kingdom. The sale of Italian operations in the fourth quarter of Fiscal 2000 contributed to lower revenue across all product lines.

      Operating profit for Fiscal 2001 was $116 million, down from $118 million in Fiscal 2000. Adjusted for foreign-currency translation, this segment was up in operating profit by 14 percent. International BHE results were roughly flat with the previous year, or up 15 percent exchange-adjusted. Operating profit was up for Reader's Digest magazine and almost all BHE products, and it was up in almost all countries. This was offset by the cost of Internet investments and lower profit due to the sale of Italian operations in Fiscal 2000.

      In the fourth quarter Fiscal 2001, revenue was $271 million, flat with Fiscal 2000, or up 6 percent exchange-adjusted. International BHE revenue was up 2 percent or up 9 percent adjusted for foreign-currency translation.
Revenue growth was achieved across all product lines and was led by general books and illustrated series. Reader's Digest magazine was down, primarily due to lower advertising sales. Operating profit was $19 million, down from $24 million in Fiscal 2000. Operating profit growth in general books, reading series, and illustrated series was offset by increased investment in new membership for Select Editions.



                                 U.S. Magazines

      Revenue for U.S. Magazines increased 12 percent in Fiscal 2001 to $652 million. Revenue strengthened due to a higher volume of food and gift items sold at QSP, Inc., and higher revenue for advertising at Reader's Digest over the course of the year. These improvements were partly offset by lower advertising sales for the Special Interest magazines and the sale of American Health magazine in October 1999. Operating profit was $77 million for Fiscal 2001, down 14 percent from Fiscal 2000. Stronger sales of QSP, Inc. products were offset by lower circulation profit as a result of increased testing of new subscription sources, costs associated with a major fulfillment outsourcing project, and lower profits for the Special Interest magazines due to the industry-wide softness in advertising.

      Fourth-quarter revenue for Fiscal 2001 was $120 million, flat with Fiscal 2000. Revenue for QSP, Inc. was significantly higher, offset by a decline in advertising revenues at Reader's Digest magazine and the Special Interest magazines. For the fourth quarter Fiscal 2001, this segment had a loss of $7 million, versus a profit of $6 million in the year-ago quarter. The decline largely reflects incremental costs at QSP, Inc. due to the integration of the sales force of World's Finest Chocolate, as well as lower advertising sales at Reader's Digest and the Special Interest magazines.

                            New Business Development

      Revenue for New Business Development in Fiscal 2001 decreased 2 percent, to $54 million. Revenue was lower at Gifts.com, Inc. as a result of the Good Catalog Company's reduction in merchandise catalog promotions, partly offset by increased sales from the financial services alliances. Operating losses were $17 million in Fiscal 2001, an improvement from $40 million in Fiscal 2000.
The main reasons were sharply reduced losses at Gifts.com, Inc., and improved results from the financial services initiatives.

      In the fourth quarter Fiscal 2001, the segment had revenue of $13 million, up from $12 million the previous year, due to higher revenue from Gifts.com, Inc. and the financial services initiatives. The fourth-quarter Fiscal 2001 loss was $2 million, an improvement over the $7 million loss in Fiscal 2000, driven largely by reduced losses at Gifts.com, Inc.

      The Reader's Digest Association, Inc., is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.readersdigest.com. The company has four operating segments:

   North America Books and Home Entertainment - Select Editions, series and general books, music, video and Young Families products in the United States and Canada; Books Are Fun; Reader's Digest magazine in Canada; QSP Canada. International Businesses - Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in numerous editions and languages, and Special Interest magazines in the United Kingdom, Asia and the Czech Republic. U.S. Magazines - Reader's Digest magazine in the United States, plus The Family Handyman, American Woodworker, New Choices: Living Even Better After 50, Reader's Digest Large Type Edition, Selecciones, and QSP, Inc. New Business Development - Results from developing businesses, start-ups and marketing partnerships, financial services alliances, certain Special Interest magazines in international markets and Gifts.com, Inc., which includes Good Catalog Company.

This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                               [Two tables follow]

                                                                                                                        Table 1 of 2


                                              The Reader's Digest Association, Inc. and Subsidiaries

                                                         Consolidated Statements of Income


                                                        Twelve-month periods ended June 30,   Three-month periods ended June 30, (A)
(In millions, except per share data)                                      Restated   Percent                 Restated    Percent
(unaudited)                                                     2001         2000    Change          2001      2000       Change

Revenues (B)                                             $   2,518.2  $   2,484.5      1%       $   544.5  $   559.8      (3%)

Product, distribution and editorial expenses (B)               971.2        907.1      7%           220.0      207.1       6%
Promotion, marketing and administrative expenses (B)         1,299.6      1,320.2     (2%)          317.9      320.9      (1%)
Other operating Items                                           18.4          3.4     N/M            26.6       (5.9)     N/M
Operating profit                                               229.0        253.8    (10%)          (20.0)      37.7      N/M

Other expense, net (C) (D)                                     (41.2)       (19.1)  (116%)          (36.6)     (10.3)     N/M

Income before provision for income taxes                       187.8        234.7    (20%)          (56.6)      27.4      N/M

Provision for income taxes                                      55.7         90.0    (38%)          (34.7)      10.4      N/M

Net income                                               $     132.1  $     144.7     (9%)         ($21.9) $    17.0      N/M

Basic and diluted earnings per share:

   Weighted average common shares outstanding                  102.7        106.0                   102.6      104.2

   Basic earnings per share                                    $1.27        $1.35    (6%)          ($0.22)     $0.16      N/M

   Adjusted weighted average common shares outstanding         103.7        107.0                   103.1      105.3

   Diluted earnings per share                                  $1.26        $1.34    (6%)          ($0.22)     $0.16      N/M

Dividends per common share                                     $0.20        $0.20     --            $0.05      $0.05       --

   N/M - Not meaningful.

   (A) The company reports on a fiscal year beginning July 1. The three-month periods ended June 30, 2001 and 2000 are the fourth fiscal quarters of fiscal year 2001 and fiscal year 2000, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

   (B) The Company reclassified prior year amounts to reflect accounting changes in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The principal change related to gross versus net presentation of advertising revenues and certain revenues at QSP, Inc.

   (C) Other expense, net and net income have been restated to reflect equity in losses of affiliates (including goodwill amortization) of BrandDirect Marketing, Inc. totaling $(29.1) million in fiscal year 2000. This restatement was a result of changing the method of accounting for this investment from the cost to equity method.

   (D) Other expense, net for fiscal year 2001 includes gains from the sale of certain investments totaling $8.3 million and proceeds of $4.2 million that were realized from the termination of a contract.



                                                                                                                        Table 2 of 2
                                            The Reader's Digest Association, Inc. and Subsidiaries

                                            Revenues and Operating Profit by Operating Segments (A)



                                               Twelve-month periods ended June 30,    Three-month periods ended June 30,(B)

(In millions)                                                 Restated    Percent                 Restated    Percent
(unaudited)                                       2001          2000       Change       2001        2000       Change

Revenues (C)

North America Books and Home Entertainment   $    719.0     $    703.6       2%      $  140.4    $  155.7      (10%)

International Businesses                        1,093.3        1,145.4      (5%)        270.5       271.5       (0%)

U.S. Magazines                                    651.6          579.9      12%         120.2       120.2        0%

New Business Development                           54.3           55.6      (2%)         13.4        12.4        8%


Total Revenues                               $  2,518.2     $  2,484.5       1%      $  544.5    $  559.8       (3%)

Operating Profit (Loss)

North America Books and Home Entertainment   $     70.9     $     90.1     (21%)     ($   3.3)   $    8.1       N/M

International Businesses                          116.2          118.3      (2%)         18.8        24.5      (23%)

U.S. Magazines                                     76.9           89.2     (14%)         (7.2)        6.4       N/M

New Business Development                          (16.6)         (40.4)     59%          (1.7)       (7.2)      76%


Segment Operating Profit                     $    247.4     $    257.2      (4%)     $    6.6    $   31.8      (79%)

Other Operating Items                              18.4            3.4      N/M          26.6        (5.9)      N/M

Total Operating Profit                       $    229.0     $    253.8     (10%)     ($  20.0)   $   37.7       N/M


  N/M - Not meaningful.

  (A) During the fourth quarter of 2001 the Company restructured its management organization and accordingly, segment results have been restated.

  (B) The company reports on a fiscal year beginning July 1. The three-month periods ended June 31, 2001 and 2000 are the fourth fiscal quarters of fiscal year 2001 and fiscal year 2000, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

  (C) The Company reclassified prior year amounts to reflect accounting changes in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The principal change related to gross versus net presentation of advertising revenues and certain revenues at QSP, Inc.